Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of F5 Networks, Inc. of our report dated November 19, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in F5 Networks, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
May 6, 2021